Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2002 Third-Quarter Financial Results

GRAND RAPIDS, MICHIGAN--February 4, 2002--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2002 third quarter, which ended January 5, 2002.

Sales for the fiscal 2002 third quarter decreased 6.4 percent to $1.06 billion from $1.14 billion in last year's third quarter. Same-store sales for the retail grocery segment were 5.2 percent lower for the quarter. Operating margin declined to 0.7 percent from 1.8 percent in the prior-year period due principally to a decrease in the Company's Ohio market retail-store sales. Fiscal 2002's third-quarter pretax earnings from continuing operations included a $0.7 million provision for bad debt related to Kmart Corporation's filing of Chapter 11. Net earnings from continuing operations for the quarter were at break-even compared with net earnings of $7.0 million, or $0.36 per diluted share, last year.

"Clearly we are very disappointed with the third-quarter financial results," said Spartan's Chairman, President, and Chief Executive Officer, James B. Meyer. "The competitive environment in our Ohio market has been challenging, but we are firmly committed to improving our store performance and are treating it with utmost priority. We are resolute in our commitment to a value strategy and delivering top-quality products and services to our customers. Our desire is to create and maintain a pleasant shopping experience at all of our stores and we are improving the physical facilities where needed, to levels comparable with the best stores in our Ohio market."

Through the first 40 weeks of the fiscal year, sales increased 3.6 percent to $2.74 billion from $2.64 billion, and net income from continuing operations decreased to $15.1 million from $19.7 million last year. Gross margin increased to 17.2 percent from last year's 15.2 percent, and operating margin declined to 1.4 percent from 1.9 percent. Fiscal 2002's 40-week period includes net other gains of $2.3 million compared with last year's $2.4 million. This year's other gains include $1.5 million in net real estate gains and a $0.8 million gain from the sale of stock in a service provider. Last year's 40-week period included other gains of $3.5 million in net real estate gains and a $1.1 million loss on a software write off.

At January 5, 2002, shareholders' equity increased 8.0 percent to $235.9 million and the total long-term debt-to-capital ratio decreased to 59.3 percent from 61.2 percent at the end of fiscal 2001.

"As previously announced, we have taken immediate action to improve the performance of our Ohio stores. Those actions include implementation of an automated labor-scheduling program to ensure staffing levels that improve service, further improving our in-stock performance standards, and rapidly employing best-store merchandising and other practices from our top-performing stores. These steps will become more visible at the store level through better customer service, a mix of merchandise that better reflects local consumer preferences at an appealing value and improved product availability," Mr. Meyer said.

"These actions along with broader company initiatives focused on improving our distribution network efficiency, category management practices, and reducing corporate overhead costs are expected to improve our annualized net earnings between $5 and $10 million. We are in the beginning stages of many initiatives that will help drive and sustain future sales and earnings growth.

"We are also pleased to announce the election of Mr. Ken Stevens to our board of directors. Mr. Stevens was recently named Chief Operating Officer of Intimate Brands retail operation, The Bath and Body Works, and served as Chairman and Chief Executive Officer of Bank One Retail Group, President and Chief Operating Officer of the Taco Bell Division of PepsiCo, and a partner at McKinsey & Company. We are delighted to have Mr. Stevens join our board and believe that our Company will benefit greatly from his retail industry acumen and insight. His election provides additional strength to our board's retail expertise."

A telephone conference call to discuss the company's third-quarter financial results is scheduled for 9:00 a.m. eastern tomorrow, Tuesday, February 5, 2002. A live webcast of this conference call will be available on the company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the company's website for approximately ten days.

Spartan Stores, Inc., (Nasdaq:SPTN) Grand Rapids, Michigan, owns and operates 102 supermarkets and 25 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Food Town, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm. The Company also distributes more than 40,000 private-label and national brand products to more than 350 independent grocery stores and serves as a wholesale distributor to 6,600 convenience stores.

This press release contains forward-looking statements that involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, competitive pressures among food retail and distribution companies, changes in the interest rate environment and general economic and market conditions, difficulties assimilating and integrating acquisitions, difficulties in retail operations, labor shortages or stoppages, and other factors described in the Spartan Stores' Annual Report on Form 10-K and other filings with the SEC. Spartan Stores disclaims any intention or obligation to update or revise any forward-looking statements.

SPARTAN STORES, INC., AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

Third Quarter (16 weeks) ended (unaudited)		Year-to-Date (40 weeks) ended (unaudited)

January 5, 2002	December 30, 2000	January 5, 2002	December 30, 2000

Net sales	$1,062,758	$1,135,844	$2,736,390	$2,640,307
Cost of sales	885,892	947,304	2,265,021	2,238,066
Gross profit	176,866	188,540	471,369	402,241

Operating expenses
Selling, general and administrative	156,418	155,832	396,560	324,187
Depreciation and amortization	13,506	12,389	35,229	27,694
Total operating expenses	169,924	168,221	431,789	351,881

Operating income	6,942	20,319	39,580	50,360

Non-operating expense (income)
Interest expense	8,442	9,681	21,035	23,626
Interest income	(722)	(1,912)	(1,874)	(3,412)
Other (gains) and losses	(810)	854	(2,330)	(2,361)
Total non-operating expense, net	6,910	8,623	16,831	17,853

Earnings before income taxes and discontinued operations	32	11,696	22,749	32,507
Income taxes	12	4,667	7,650	12,789

Earnings from continuing operations	20	7,029	15,099	19,718

(Loss) earnings from discontinued insurance segment	34	274	(226)	325
Net earnings	$54	$7,303	$14,873	$20,043

Basic earnings per share:
Earnings from continuing operations	$0.00	$0.36	$0.77	$1.18
(Loss) earnings from discontinued operations	0.00	0.01	(0.01)	0.02
Net earnings	0.00	0.37	0.76	1.20

Diluted earnings per share:
Earnings from continuing operations	$0.00	$0.36	$0.76	$1.18
(Loss) earnings from discontinued operations	0.00	0.01	(0.01)	0.02
Net earnings	$0.00	$0.37	$0.75	$1.20

Weighted average number of shares outstanding:
Basic	19,758	19,498	19,483	16,677
Diluted	20,009	19,498	19,748	16,678

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 5, 2002	March 31, 2001
ASSETS
Current assets
Cash and cash equivalents	$12,622	$21,577
Marketable securities	10,392	21,978
Accounts receivable, net	96,142	87,565
Inventories	208,655	179,589
Other current assets	10,907	12,970
Total current assets	338,718	323,679

Other assets
Goodwill, net	156,756	155,737
Other	30,110	36,139

Total other assets	186,866	191,876

Property and equipment, net	271,545	285,988

Total assets	$797,129	$801,543
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$107,753	$116,105
Accrued payroll and benefits	29,347	37,158
Insurance reserves	16,833	20,602
Other accrued expenses	30,808	31,715
Current maturities of long-term debt	33,704	38,478
Total current liabilities	218,445	244,058

Deferred taxes on income	10,545	13,840

Other long-term liabilities	21,815	18,600

Long-term debt	310,445	306,632

Shareholders' equity
Common stock, voting, no par value, authorized 50,000 shares, outstanding 19,763 shares and 19,262	115,700	109,868
Preferred stock, non-voting, no par value; 10,000 authorized; no shares issued or outstanding	0	0
Accumulated other comprehensive income	(3,239)	0
Retained earnings	123,418	108,545

Total shareholders' equity	235,879	218,413

Total liabilities and shareholders' equity	$797,129	$801,543